COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION,
OR 71 CENTS PER SHARE
Full-Year 2015 Net Income of $535 Million, or $2.92 Per Share
Broad-Based Loan and Deposit Growth Compared to Full-Year 2014
Average Loans Up $2.0 Billion, or 4 Percent
Average Deposit Growth of $3.5 Billion, or 6 Percent
$389 Million or 73 Percent of 2015 Net Income Returned to Shareholders
Through Equity Repurchases and Dividends
DALLAS/January 19, 2016 -- Comerica Incorporated (NYSE: CMA) today reported full-year 2015 net income of $535 million, or $2.92 per diluted share, compared to $593 million, or $3.16 per diluted share for full-year 2014. Fourth quarter 2015 net income was $130 million, compared to $136 million for the third quarter 2015 and $149 million for the fourth quarter 2014. Earnings per diluted share were 71 cents for fourth quarter 2015 compared to 74 cents for third quarter 2015 and 80 cents for fourth quarter 2014.

(dollar amounts in millions, except per share data)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income	$433	$422	$415
Provision for credit losses	35	26	2
Noninterest income (a)	270	264	225
Noninterest expenses (a)	489	461	419
Provision for income taxes	49	63	70

Net income	130	136	149

Net income attributable to common shares	129	134	148

Diluted income per common share	0.71	0.74	0.80

Average diluted shares (in millions)	179	181	184

Basel III common equity Tier 1 capital ratio (b) (c)	10.53%	10.51%	n/a
Tier 1 common capital ratio (b) (d)	n/a	n/a	10.50%
Tangible common equity ratio (d)	9.72	9.91	9.85

Tangible common equity per share of common stock (d)	$39.41	$39.36	$37.72

(a)
Effective January 1, 2015, contractual changes to a card program resulted in a change to the accounting presentation of the related revenues and expenses. The effect of this change was increases of $45 million and $48 million to both noninterest income and noninterest expenses in the fourth and third quarters of 2015, respectively.

(b)
Basel III capital rules (standardized approach) became effective for Comerica on January 1, 2015. The ratio reflects transitional treatment for certain regulatory deductions and adjustments. For further information, see "Balance Sheet and Capital Management". Capital ratios for prior periods are based on Basel I rules.

(c)	December 31, 2015 ratio is estimated.

(d)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

"In 2015 we had good balance sheet growth as average loans topped $48 billion and average deposits grew to a record $58 billion,” said Ralph W. Babb, Jr., chairman and chief executive officer. "All the while, we are navigating our way through a modestly growing U.S. economy, as well as increased regulatory and technology demands. Credit quality continued to be solid, and while net charge-offs and the provision increased, they remain below normal historical levels. Through buybacks and dividends we returned $389 million or 73 percent of 2015 net income to shareholders. Both our book value and tangible book value per share increased 4 percent over the past year, as we continue to focus on creating long-term shareholder value.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 2

"With respect to the fourth quarter, revenue increased more than 2 percent.  This was a result of growth in net interest income, which benefited from higher nonaccrual interest and the rise in rates late in the quarter, as well as an increase in fee generation, particularly commercial lending and card fees. Technology and regulatory costs drove noninterest expenses higher, as anticipated. Negative credit migration in our energy exposure continued as expected, while overall our customers have been acting prudently as evidenced by declining loan balances. The remainder of the loan book continues to perform well. We increased our share buyback to $65 million from the $59 million that was repurchased in each of the past six quarters.
"As we look forward to the year ahead, we remain keenly focused on growing loans and deposits along with managing expenses as we make necessary investments.  With the Federal Reserve increasing its benchmark rate 25 basis points in December, our revenue picture looks better, as our balance sheet remains well positioned to benefit from rising rates.  With oil prices at a cyclical low, we have been closely monitoring our energy customers. In each quarter of 2015, we increased our reserves for energy and related loans(a). Well into the cycle, we continue to feel comfortable with our energy portfolio.  In summary, we are committed to providing high quality financial services and building lasting customer relationships, which combined with our diverse geographic footprint, will continue to assist us in building long-term shareholder value."

(a) Loans related to energy at December 31, 2015 included approximately $3.1 billion of outstanding loans in our Energy business line as well as approximately $625 million of loans in other lines of business to companies that have a sizable portion of their revenue related to energy or could be otherwise disproportionately negatively impacted by prolonged low oil and gas prices.
Full-Year 2015 and Fourth Quarter Overview
Full-Year 2015 Compared to Full-Year 2014

•
Average total loans increased $2.0 billion, or 4 percent, to $48.6 billion in 2015, reflecting increases in almost all lines of business, with the largest increases in Technology and Life Sciences, Mortgage Banker Finance, National Dealer Services and Commercial Real Estate, partially offset by a decrease in Corporate Banking. Period-end loans increased $516 million, or 1 percent, to $49.1 billion, primarily reflecting increases in Mortgage Banker Finance, Technology and Life Sciences, Commercial Real Estate and National Dealer Services, partially offset by decreases in general Middle Market, Corporate Banking and Energy.

•
Average total deposits increased $3.5 billion, or 6 percent, to $58.3 billion in 2015, reflecting increases of $3.1 billion, or 12 percent, in noninterest-bearing deposits and $474 million, or 2 percent, in interest-bearing deposits. Period-end deposits increased $2.4 billion, or 4 percent, to $59.9 billion, reflecting an increase of $3.6 billion, or 13 percent, in noninterest-bearing deposits, partially offset by a decrease of $1.2 billion, or 4 percent, in interest-bearing deposits.

•
Net interest income of $1.7 billion for 2015 increased by $34 million, or 2 percent, primarily as a result of higher earning asset volume, partially offset by lower loan yields, in part due to a decrease in accretion of the purchase discount on the acquired loan portfolio and continued pressure on yields from the low-rate environment and loan portfolio dynamics.

•
The allowance for loan losses increased $40 million compared to 2014, primarily due to increases in reserves related to energy and Technology and Life Sciences, partially offset by improvements in credit quality in the remainder of the portfolio. Net charge-offs were $75 million, or 0.15 percent of average loans, for 2015, compared to $25 million, or 0.05 percent of average loans, for 2014. The provision for credit losses increased $95 million to $122 million in 2015, compared to 2014.

•
Noninterest income increased $182 million to $1.1 billion in 2015. Excluding the $181 million impact of a change to the accounting presentation for a card program, noninterest income was stable. Increases in card fees, service charges on deposit accounts and fiduciary income were largely offset by lower investment banking income, lower fee income on certain categories impacted by regulatory changes and decreases in several non-fee categories.

•
Noninterest expenses increased $219 million to $1.8 billion in 2015. Excluding the $181 million impact of a change to the accounting presentation for a card program, noninterest expenses increased $38 million, or 2 percent, primarily due to increases in technology and regulatory expenses, outside processing fees and pension expense, partially offset by a $36 million decrease in litigation-related expenses, reflecting the release of $33 million of litigation reserves in the second and third quarters of 2015, and cost savings realized in 2015 from certain actions taken in the second half of 2014.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 3

•
Comerica repurchased approximately 5.1 million shares of common stock and 500,000 warrants during 2015 under the equity repurchase program. Together with dividends of $0.83 per share, $389 million was returned to shareholders.

Fourth Quarter 2015 Compared to Third Quarter 2015

•
Average total loans decreased $424 million to $48.5 billion, primarily reflecting decreases in Mortgage Banker Finance, general Middle Market, Energy and Corporate Banking, partially offset by increases in Commercial Real Estate and National Dealer Services. Period-end total loans increased $167 million, to $49.1 billion, largely driven by increases in National Dealer Services, Mortgage Banker Finance and Commercial Real Estate, partially offset by decreases in general Middle Market and Energy.

•
Average total deposits increased $596 million, or 1 percent, to $59.7 billion, primarily driven by a $1.0 billion increase in noninterest-bearing deposits. The increase in average total deposits was primarily due to increases in Corporate Banking and Private Banking, partially offset by decreases in Technology and Life Sciences and general Middle Market. Average deposits increased in all major geographic markets. Period-end total deposits increased $1.1 billion to $59.9 billion.

•
Net interest income increased $11 million to $433 million compared to third quarter 2015, primarily reflecting an increase in loan yields, largely due to higher interest recognized on nonaccrual loans and the increase in short-term rates, and a larger securities portfolio, partially offset by a decrease in average loans.

•
The allowance for loan losses increased $12 million in the fourth quarter 2015, primarily due to an increase in reserves related to energy. Net charge-offs were $26 million, or 0.21 percent of average loans, in the fourth quarter 2015, compared to $23 million, or 0.19 percent, in the third quarter 2015. As a result, the provision for credit losses was $35 million for the fourth quarter 2015.

•	Noninterest income increased $6 million in the fourth quarter 2015, primarily the result of an increase in commercial lending fees.

•
Noninterest expenses increased $28 million in the fourth quarter 2015, primarily due to increases in technology and regulatory-related contract labor and consulting expenses, as well as seasonally higher staff insurance expense. Additionally, the third quarter 2015 benefited from a release of $3 million of litigation reserves, low deferred compensation expense and lower share-based compensation expense as a result of forfeitures, which were not repeated in the fourth quarter.

•
The provision for income taxes decreased $14 million in the fourth quarter 2015. The effective tax rate was 28 percent for the fourth quarter 2015, compared to 32 percent in the third quarter 2015, primarily reflecting a $5 million tax benefit from the early termination of certain leveraged lease transactions.

•	Capital remained solid at December 31, 2015, as evidenced by an estimated common equity Tier 1 capital ratio of 10.53 percent and a tangible common equity ratio of 9.72 percent.

•	Comerica repurchased approximately 1.5 million shares of common stock under the equity repurchase program, which, together with dividends, returned $102 million to shareholders.
Net Interest Income

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income	$433	$422	$415

Net interest margin	2.58%	2.54%	2.57%

Selected average balances:
Total earning assets	$66,818	$66,191	$64,453
Total loans	48,548	48,972	47,361
Total investment securities	10,864	10,232	9,365
Federal Reserve Bank deposits	7,073	6,710	7,463

Total deposits	59,736	59,140	57,760
Total noninterest-bearing deposits	29,627	28,623	27,504

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 4

•	Net interest income increased $11 million to $433 million in the fourth quarter 2015, compared to the third quarter 2015.

◦
Interest on loans increased $5 million, reflecting higher interest recognized on nonaccrual loans (+$6 million) and higher loan yields (+$3 million), partially offset by the impact of lower average loan balances (-$3 million) and a decrease in accretion of the purchase discount on the acquired loan portfolio (-$1 million).

◦
Interest on investment securities increased $2 million, primarily reflecting the reinvestment of excess Federal Reserve Bank deposits into higher yielding Treasury securities in the fourth quarter 2015.

◦	Interest on short-term investments increased $2 million, primarily reflecting an increase in average Federal Reserve Bank deposit balances.

•
The net interest margin of 2.58 percent increased 4 basis points compared to the third quarter 2015, primarily due to the impact of higher interest recognized on nonaccrual loans (+3 basis points) and higher loan yields (+2 basis points), partially offset by the impact of an increase in Federal Reserve Bank deposit balances (-1 basis point).

Noninterest Income
Noninterest income increased $6 million to $270 million in the fourth quarter 2015, compared to $264 million for the third quarter 2015. The increase primarily reflected increases of $8 million in commercial lending fees (primarily syndication agent fees) and $6 million in deferred compensation asset returns, partially offset by decreases of $4 million in warrant-related income and $3 million in hedge ineffectiveness income. The increase in deferred compensation asset returns was offset by an increase in deferred compensation plan expense in noninterest expenses.
Noninterest Expenses
Noninterest expenses increased $28 million to $489 million in the fourth quarter 2015, compared to $461 million for the third quarter 2015, primarily reflecting a $22 million increase in salaries and benefits expense, a $3 million increase in litigation-related expense, reflecting the release of reserves in the third quarter 2015, and smaller increases in several other categories, partially offset by a $3 million decrease in outside processing fees. The increase in salaries and benefits expense primarily reflected an increase in technology-related contract labor expense and higher staff insurance expense. Additionally, benefits in the third quarter 2015 from low deferred compensation expense and lower share-based compensation expense as a result of forfeitures were not repeated in the fourth quarter.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 5

Credit Quality
“Net charge-offs were 21 basis points of average loans in the fourth quarter, remaining below historical normal levels,” said Babb. “Given persistently low oil and gas prices, we continue to see negative migration in the energy book, which has resulted in an increase in criticized loans, nonaccrual loans and charge-offs.  We have appropriately increased our reserves for energy and related loans in each quarter of 2015, and as of quarter end, our reserve allocation for energy and related loans was more than 4 percent of our total of these loans. Loans in our Energy line of business have declined by approximately $700 million from the February peak and, as of year-end, totaled about $3.1 billion, or about 6.25 percent of our total loans. Well into the cycle, we continue to feel comfortable with our energy and related exposure, and the remainder of the portfolio continues to perform well.”

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Loan charge-offs	$51	$34	$20
Loan recoveries	25	11	19
Net loan charge-offs	26	23	1
Net loan charge-offs/Average total loans	0.21%	0.19%	0.01%

Provision for credit losses	$35	$26	$2

Nonperforming loans (a)	379	369	290
Nonperforming assets (NPAs) (a)	391	381	300
NPAs/Total loans and foreclosed property	0.80%	0.78%	0.62%

Loans past due 90 days or more and still accruing	$17	$5	$5

Allowance for loan losses	634	622	594
Allowance for credit losses on lending-related commitments (b)	45	48	41
Total allowance for credit losses	679	670	635

Allowance for loan losses/Period-end total loans	1.29%	1.27%	1.22%
Allowance for loan losses/Nonperforming loans	167	169	205

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Net charge-offs increased $3 million to $26 million, or 0.21 percent of average loans, in the fourth quarter 2015, compared to $23 million, or 0.19 percent, in the third quarter 2015.

•	During the fourth quarter 2015, $105 million of borrower relationships over $2 million were transferred to nonaccrual status, of which $93 million were loans related to energy.

•
Criticized loans increased $295 million to $3.2 billion at December 31, 2015, compared to $2.9 billion at September 30, 2015, reflecting an increase of approximately $370 million in criticized loans related to energy.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 6

Balance Sheet and Capital Management
Total assets and common shareholders' equity were $71.9 billion and $7.6 billion, respectively, at December 31, 2015, compared to $71.0 billion and $7.6 billion, respectively, at September 30, 2015.
There were approximately 176 million common shares outstanding at December 31, 2015. Share repurchases of $65 million (1.5 million shares) under the equity repurchase program, combined with dividends of 21 cents per share, returned 79 percent of fourth quarter 2015 net income to shareholders. Diluted average shares decreased 2 million to 179 million for the fourth quarter 2015.
The estimated common equity Tier 1 capital ratio, reflective of transition provisions and excluding accumulated other comprehensive income ("AOCI"), was 10.53 percent at December 31, 2015. Certain deductions and adjustments to regulatory capital began phasing in on January 1, 2015 and will be fully implemented on January 1, 2018. The estimated ratio under fully phased-in Basel III capital rules is largely the same as the transitional ratio. Comerica's tangible common equity ratio was 9.72 percent at December 31, 2015, a decrease of 19 basis points from September 30, 2015.
Full-Year 2016 Outlook
For full-year 2016 compared to full-year 2015, management expects the following, assuming a continuation of the current economic and low-rate environment:

•	Average loans modestly higher in line with Gross Domestic Product growth, reflecting a continued decline in Energy more than offset by increases in most other lines of business.

•	Net interest income higher, reflecting the benefit from the December 2015 short-term rate increase, loan growth and a larger securities portfolio, more than offsetting higher funding costs.

•	Provision for credit losses higher, with net charge-offs expected to increase but remain below historical normal levels.

•
Noninterest income modestly higher, primarily due to growth in card fees from merchant processing services, government card and commercial card. Continued focus on cross-sell opportunities, including wealth management products such as fiduciary and brokerage services.

•
Noninterest expenses higher, reflecting continued increases in technology costs and regulatory expenses, increased outside processing in line with growing revenue, higher FDIC insurance expense due to recent regulatory proposal, and typical inflationary pressures. Additionally, 2015 benefited from a $33 million legal reserve release which is offset by lower pension expense in 2016.

•	Income tax expense to approximate 32 percent of pre-tax income.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 7

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at December 31, 2015 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses fourth quarter 2015 results compared to third quarter 2015.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	4th Qtr '15		3rd Qtr '15		4th Qtr '14
Business Bank	$199	85%	$194	85%	$216	87%
Retail Bank	14	6	13	6	11	4
Wealth Management	21	9	21	9	22	9
	234	100%	228	100%	249	100%
Finance	(102)		(93)		(100)
Other (a)	(2)		1		—
Total	$130		$136		$149
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income (FTE)	$387	$380	$387
Provision for credit losses	41	30	8
Noninterest income	147	145	104
Noninterest expenses	210	202	148
Net income	199	194	216

Net loan charge-offs (recoveries)	35	23	(1)

Selected average balances:
Assets	38,765	39,210	37,896
Loans	37,682	38,113	36,890
Deposits	31,738	31,397	30,897

•
Average loans decreased $431 million, primarily reflecting decreases in Mortgage Banker Finance, general Middle Market, Energy and Corporate Banking, partially offset by increases in Commercial Real Estate and National Dealer Services.

•	Average deposits increased $341 million, primarily reflecting an increase in Corporate Banking, partially offset by decreases in Technology and Life Sciences and general Middle Market.

•
Net interest income increased $7 million, primarily reflecting higher interest recognized on nonaccrual loans and higher loan yields, as well as an increase in net funds transfer pricing (FTP) credits, largely due to the increase in average deposits and an increase in the deposit crediting rate, partially offset by the impact of a decrease in average loan balances.

•
The allowance for loan losses increased $8 million, primarily due to an increase in reserves related to Energy, partially offset by decreases in reserves related to general Middle Market and Technology and Life Sciences. Net charge-offs increased $12 million, primarily reflecting an increase in Energy, partially offset by a decrease in general Middle Market. As a result, the provision for credit losses was $41 million for the fourth quarter 2015.

•
Noninterest income increased $2 million, primarily due to increases in commercial lending fees (primarily syndication agent fees), and card fees, partially offset by decreases in warrant-related income and customer derivative income.

•
Noninterest expenses increased $8 million, primarily due to increases in corporate overhead expenses and salaries and benefits expense, partially offset by a decrease in outside processing fees. The increase in corporate overhead expense was largely the result of increases in technology costs, regulatory expenses and staff insurance expenses in the fourth quarter that were allocated to the segments. Additionally, third quarter 2015 corporate overhead benefited from a release of litigation reserves.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 8

Retail Bank

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income (FTE)	$160	$158	$152
Provision for credit losses	(2)	2	(2)
Noninterest income	49	49	45
Noninterest expenses	192	185	182
Net income	14	13	11

Net loan charge-offs	—	1	4

Selected average balances:
Assets	6,549	6,518	6,298
Loans	5,868	5,835	5,626
Deposits	23,262	23,079	22,301

•	Average loans increased $33 million, reflecting an increase in Retail Banking, partially offset by a decrease in Small Business.

•	Average deposits increased $183 million, primarily reflecting increases in money market and checking deposits, partially offset by a decrease in time deposits.

•	Net interest income increased $2 million, primarily due to an increase in loan yields and an increase in net FTP credits, largely due to the increase in average deposits.

•	The provision for credit losses decreased $4 million, primarily reflecting a decrease in Personal Banking.

•
Noninterest expenses increased $7 million, primarily reflecting an increase in corporate overhead expenses. See the Business Bank discussion for an explanation of the increase in corporate overhead expense.

Wealth Management

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income (FTE)	$47	$45	$47
Provision for credit losses	(7)	(3)	(9)
Noninterest income	57	59	60
Noninterest expenses	81	74	80
Net income	21	21	22

Net loan charge-offs (recoveries)	(9)	(1)	(2)

Selected average balances:
Assets	5,199	5,228	5,034
Loans	4,998	5,024	4,845
Deposits	4,355	4,188	4,094

•	Average loans decreased $26 million.

•	Average deposits increased $167 million, primarily reflecting increases in money market and checking deposits, partially offset by a decrease in time deposits.

•	Net interest income increased $2 million, primarily due to an increase in net FTP credits, largely due to the increase in average deposits, and an increase in loan yields.

•
The provision for credit losses decreased $4 million, from a negative provision of $3 million in the third quarter 2015 to a negative provision of $7 million in the fourth quarter 2015, primarily reflecting a high level of recoveries in the fourth quarter 2015.

•	Noninterest income decreased $2 million, primarily due to lower fiduciary income.

•
Noninterest expenses increased $7 million, primarily due to an increase in corporate overhead expenses, for the reasons previously described in the Business Bank discussion, as well as an increase in operational losses.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 9

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at December 31, 2015 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	4th Qtr '15		3rd Qtr '15		4th Qtr '14
Michigan	$83	35%	$71	31%	$79	32%
California	90	38	62	27	84	34
Texas	(4)	(1)	36	16	40	16
Other Markets	65	28	59	26	46	18
	234	100%	228	100%	249	100%
Finance & Other (a)	(104)		(92)		(100)
Total	$130		$136		$149
(a) Includes items not directly associated with the geographic markets.

•
Average loans decreased $237 million in Michigan, primarily reflecting a decrease in general Middle Market, and $104 million in Texas, primarily reflecting a decrease in Energy. Average loans increased $244 million in California, primarily reflecting increases in National Dealer Services and smaller increases in almost all other lines of business, partially offset by decreases in general Middle Market and Private Banking.

•
Average deposits increased $177 million in Michigan, $173 million in California and $54 million in Texas. The increase in Michigan primarily reflected an increase in general Middle Market. The increase in California primarily reflected increases in Corporate Banking and Private Banking, partially offset by decreases in Technology and Life Sciences and general Middle Market. The increase in Texas primarily reflected increases in Energy, Retail Banking and Small Business, partially offset by a decrease in general Middle Market.

•
Net interest income increased $6 million, $3 million and $2 million in California, Michigan and Texas, respectively. The increase in California primarily reflected the benefit from an increase in net FTP credits, largely due to increases in average deposits as well as the deposit crediting rate, an increase in loan yields and the impact higher average loan balances. The increases in Michigan and Texas primarily reflects an increase in loan yields, partially offset by a decrease in average loan balances. Loan yields in all markets benefited from increased interest recognized on nonaccrual loans.

•
The provision for credit losses increased $47 million in Texas and decreased $31 million and $18 million in California and Michigan, respectively. The increase in Texas primarily reflected an increase in reserves for Energy. In California, the provision decreased primarily as a result of decreased reserves for Technology and Life Sciences, while the decrease in Michigan was primarily the result of a decreased provision in general Middle Market.

•
Noninterest income decreased $3 million and $2 million in Michigan and Texas, respectively, and increased $3 million in California. The decrease in Michigan was primarily due to decreases in fiduciary income, customer derivative income and small decreases in several other categories. The decrease in Texas reflected small variances in several categories, partially offset by an increase syndication agent fees, and the increase in California primarily reflected an increase in syndication agent fees.

•
Noninterest expenses increased $10 million in Michigan, $7 million in Texas and $6 million in California, primarily reflecting increased corporate overhead expenses, for the same reasons discussed previously, in the Business Bank section.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 10

Michigan Market

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income (FTE)	$183	$180	$173
Provision for credit losses	(12)	6	(19)
Noninterest income	82	85	89
Noninterest expenses	162	152	157
Net income	83	71	79

Net loan charge-offs (recoveries)	(2)	9	(5)

Selected average balances:
Assets	13,601	13,856	13,605
Loans	12,986	13,223	13,142
Deposits	22,123	21,946	21,530
California Market

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income (FTE)	$193	$187	$192
Provision for credit losses	(7)	24	(10)
Noninterest income	41	38	37
Noninterest expenses	108	102	100
Net income	90	62	84

Net loan charge-offs	1	10	1

Selected average balances:
Assets	17,297	17,060	16,035
Loans	17,033	16,789	15,777
Deposits	18,545	18,372	18,028
Texas Market

(dollar amounts in millions)	4th Qtr '15	3rd Qtr '15	4th Qtr '14
Net interest income (FTE)	$131	$129	$139
Provision for credit losses	57	10	18
Noninterest income	32	34	38
Noninterest expenses	104	97	95
Net (loss) income	(4)	36	40

Net loan charge-offs	33	4	2

Selected average balances:
Assets	11,474	11,578	12,003
Loans	10,893	10,997	11,327
Deposits	10,807	10,753	10,825

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 11

Conference Call and Webcast
Comerica will host a conference call to review fourth quarter 2015 financial results at 7 a.m. CT Tuesday January 19, 2016. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 93937227). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS FOURTH QUARTER 2015 NET INCOME OF $130 MILLION - 12

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; changes in regulation or oversight; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, including the energy industry; operational difficulties, failure of technology infrastructure or information security incidents; reliance on other companies to provide certain key components of business infrastructure; factors impacting noninterest expenses which are beyond Comerica's control; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; changes in Comerica's credit rating; unfavorable developments concerning credit quality; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Chelsea R. Smith
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(in millions, except per share data)	2015	2015	2014	2015	2014
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.71	$0.74	$0.80	$2.92	$3.16
Cash dividends declared	0.21	0.21	0.20	0.83	0.79

Average diluted shares (in thousands)	179,197	180,714	183,728	181,104	185,474
KEY RATIOS
Return on average common shareholders' equity	6.81%	7.19%	7.96%	7.10%	8.05%
Return on average assets	0.72	0.76	0.86	0.76	0.89
Common equity tier 1 risk-based capital ratio (a) (b)	10.53	10.51	n/a
Tier 1 common risk-based capital ratio (c)	n/a	n/a	10.50
Tier 1 risk-based capital ratio (a) (b)	10.53	10.51	10.50
Total risk-based capital ratio (a) (b)	12.68	12.82	12.51
Leverage ratio (a) (b)	10.24	10.28	10.35
Tangible common equity ratio (c)	9.72	9.91	9.85
AVERAGE BALANCES
Commercial loans	31,219	31,900	30,391	31,501	29,715
Real estate construction loans	1,961	1,833	1,920	1,884	1,909
Commercial mortgage loans	8,842	8,691	8,609	8,697	8,706
Lease financing	750	788	818	783	834
International loans	1,402	1,401	1,455	1,441	1,376
Residential mortgage loans	1,896	1,882	1,821	1,878	1,778
Consumer loans	2,478	2,477	2,347	2,444	2,270
Total loans	48,548	48,972	47,361	48,628	46,588

Earning assets	66,818	66,191	64,453	65,129	61,560
Total assets	71,907	71,333	69,307	70,247	66,336

Noninterest-bearing deposits	29,627	28,623	27,504	28,087	25,019
Interest-bearing deposits	30,109	30,517	30,256	30,239	29,765
Total deposits	59,736	59,140	57,760	58,326	54,784

Common shareholders' equity	7,613	7,559	7,518	7,534	7,373
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$434	$423	$416	$1,693	$1,659
Net interest margin	2.58%	2.54%	2.57%	2.60%	2.70%
CREDIT QUALITY
Total nonperforming assets	$391	$381	$300

Loans past due 90 days or more and still accruing	17	5	5

Net loan charge-offs	26	23	1	$75	$25

Allowance for loan losses	634	622	594
Allowance for credit losses on lending-related commitments	45	48	41
Total allowance for credit losses	679	670	635

Allowance for loan losses as a percentage of total loans	1.29%	1.27%	1.22%
Net loan charge-offs as a percentage of average total loans	0.21	0.19	0.01	0.15%	0.05%
Nonperforming assets as a percentage of total loans and foreclosed property	0.80	0.78	0.62
Allowance for loan losses as a percentage of total nonperforming loans	167	169	205

(a)	Basel III rules became effective on January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	December 31, 2015 ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	December 31,	September 30,	December 31,
(in millions, except share data)	2015	2015	2014
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$1,157	$1,101	$1,026

Interest-bearing deposits with banks	4,990	6,099	5,045
Other short-term investments	113	107	99

Investment securities available-for-sale	10,519	8,749	8,116
Investment securities held-to-maturity	1,981	1,863	1,935

Commercial loans	31,684	31,777	31,520
Real estate construction loans	2,001	1,874	1,955
Commercial mortgage loans	8,977	8,787	8,604
Lease financing	724	751	805
International loans	1,368	1,382	1,496
Residential mortgage loans	1,870	1,880	1,831
Consumer loans	2,485	2,491	2,382
Total loans	49,109	48,942	48,593
Less allowance for loan losses	(634)	(622)	(594)
Net loans	48,475	48,320	47,999

Premises and equipment	550	541	532
Accrued income and other assets	4,110	4,232	4,434
Total assets	$71,895	$71,012	$69,186

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$30,839	$28,697	$27,224

Money market and interest-bearing checking deposits	23,532	23,948	23,954
Savings deposits	1,898	1,853	1,752
Customer certificates of deposit	3,552	4,126	4,421
Foreign office time deposits	32	144	135
Total interest-bearing deposits	29,014	30,071	30,262
Total deposits	59,853	58,768	57,486

Short-term borrowings	23	109	116
Accrued expenses and other liabilities	1,387	1,413	1,507
Medium- and long-term debt	3,058	3,100	2,675
Total liabilities	64,321	63,390	61,784

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,173	2,165	2,188
Accumulated other comprehensive loss	(429)	(345)	(412)
Retained earnings	7,098	7,007	6,744
Less cost of common stock in treasury - 52,457,113 shares at 12/31/15; 51,010,418 shares at 9/30/15 and 49,146,225 shares at 12/31/14	(2,409)	(2,346)	(2,259)
Total shareholders' equity	7,574	7,622	7,402
Total liabilities and shareholders' equity	$71,895	$71,012	$69,186

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except per share data)	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans	$395	$383	$1,551	$1,525
Interest on investment securities	56	51	216	211
Interest on short-term investments	6	4	17	14
Total interest income	457	438	1,784	1,750
INTEREST EXPENSE
Interest on deposits	10	12	43	45
Interest on medium- and long-term debt	14	11	52	50
Total interest expense	24	23	95	95
Net interest income	433	415	1,689	1,655
Provision for credit losses	35	2	122	27
Net interest income after provision for credit losses	398	413	1,567	1,628
NONINTEREST INCOME
Card fees	77	24	290	92
Service charges on deposit accounts	55	53	223	215
Fiduciary income	45	47	187	180
Commercial lending fees	30	29	99	98
Letter of credit fees	14	14	53	57
Bank-owned life insurance	11	8	40	39
Foreign exchange income	11	10	40	40
Brokerage fees	4	4	17	17
Net securities losses	—	—	(2)	—
Other noninterest income	23	36	103	130
Total noninterest income	270	225	1,050	868
NONINTEREST EXPENSES
Salaries and benefits expense	265	245	1,012	980
Outside processing fee expense	83	33	332	122
Net occupancy expense	41	46	159	171
Equipment expense	14	14	53	57
Software expense	26	23	99	95
FDIC insurance expense	10	8	37	33
Advertising expense	7	7	24	23
Litigation-related expense	—	—	(32)	4
Gain on debt redemption	—	—	—	(32)
Other noninterest expenses	43	43	161	173
Total noninterest expenses	489	419	1,845	1,626
Income before income taxes	179	219	772	870
Provision for income taxes	49	70	237	277
NET INCOME	130	149	535	593
Less income allocated to participating securities	1	1	6	7
Net income attributable to common shares	$129	$148	$529	$586
Earnings per common share:
Basic	$0.73	$0.83	$3.01	$3.28
Diluted	0.71	0.80	2.92	3.16

Comprehensive income	45	54	518	572

Cash dividends declared on common stock	37	36	147	143
Cash dividends declared per common share	0.21	0.20	0.83	0.79

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Fourth	Third	Second	First	Fourth	Fourth Quarter 2015 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Third Quarter 2015		Fourth Quarter 2014
(in millions, except per share data)	2015	2015	2015	2015	2014	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$395	$390	$388	$378	$383	$5	1%	$12	3%
Interest on investment securities	56	54	53	53	51	2	6	5	12
Interest on short-term investments	6	4	3	4	4	2	19	2	8
Total interest income	457	448	444	435	438	9	2	19	4
INTEREST EXPENSE
Interest on deposits	10	11	11	11	12	(1)	(3)	(2)	(7)
Interest on medium- and long-term debt	14	15	12	11	11	(1)	(6)	3	21
Total interest expense	24	26	23	22	23	(2)	(4)	1	7
Net interest income	433	422	421	413	415	$11	3	$18	4
Provision for credit losses	35	26	47	14	2	9	32	33	N/M
Net interest income after provision for credit losses	398	396	374	399	413	2	1	(15)	(4)
NONINTEREST INCOME
Card fees	77	74	72	67	24	3	3	53	N/M
Service charges on deposit accounts	55	57	56	55	53	(2)	(3)	2	4
Fiduciary income	45	47	48	47	47	(2)	(4)	(2)	(4)
Commercial lending fees	30	22	22	25	29	8	35	1	5
Letter of credit fees	14	13	13	13	14	1	2	—	—
Bank-owned life insurance	11	10	10	9	8	1	1	3	18
Foreign exchange income	11	10	9	10	10	1	5	1	11
Brokerage fees	4	5	4	4	4	(1)	(12)	—	—
Net securities losses	—	—	—	(2)	—	—	N/M	—	—
Other noninterest income	23	26	27	27	36	(3)	(7)	(13)	(33)
Total noninterest income	270	264	261	255	225	6	2	45	20
NONINTEREST EXPENSES
Salaries and benefits expense	265	243	251	253	245	22	9	20	8
Outside processing fee expense	83	86	86	77	33	(3)	(5)	50	N/M
Net occupancy expense	41	41	39	38	46	—	—	(5)	(10)
Equipment expense	14	13	13	13	14	1	1	—	—
Software expense	26	26	24	23	23	—	—	3	9
FDIC insurance expense	10	9	9	9	8	1	24	2	31
Advertising expense	7	6	5	6	7	1	13	—	—
Litigation-related expense	—	(3)	(30)	1	—	3	N/M	—	—
Other noninterest expenses	43	40	39	39	43	3	8	—	—
Total noninterest expenses	489	461	436	459	419	28	6	70	17
Income before income taxes	179	199	199	195	219	(20)	(10)	(40)	(19)
Provision for income taxes	49	63	64	61	70	(14)	(22)	(21)	(30)
NET INCOME	130	136	135	134	149	(6)	(5)	(19)	(13)
Less income allocated to participating securities	1	2	1	2	1	(1)	(3)	—	—
Net income attributable to common shares	$129	$134	$134	$132	$148	$(5)	(5)%	$(19)	(13)%
Earnings per common share:
Basic	$0.73	$0.76	$0.76	$0.75	$0.83	$(0.03)	(4)%	$(0.10)	(12)%
Diluted	0.71	0.74	0.73	0.73	0.80	(0.03)	(4)	(0.09)	(11)

Comprehensive income	45	187	109	176	54	(142)	(76)	(9)	(18)

Cash dividends declared on common stock	37	37	37	36	36	—	—	1	3
Cash dividends declared per common share	0.21	0.21	0.21	0.20	0.20	—	—	0.01	5
N/M - not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2015				2014
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$622	$618	$601	$594	$592

Loan charge-offs:
Commercial	48	30	17	19	8
Commercial mortgage	1	—	2	—	2
Lease financing	—	—	1	—	—
International	—	1	11	2	6
Residential mortgage	—	—	1	—	1
Consumer	2	3	3	2	3
Total loan charge-offs	51	34	35	23	20

Recoveries on loans previously charged-off:
Commercial	6	8	10	9	6
Real estate construction	—	—	1	—	2
Commercial mortgage	11	2	5	3	10
Residential mortgage	1	—	—	1	—
Consumer	7	1	1	2	1
Total recoveries	25	11	17	15	19
Net loan charge-offs	26	23	18	8	1
Provision for loan losses	38	28	35	16	4
Foreign currency translation adjustment	—	(1)	—	(1)	(1)
Balance at end of period	$634	$622	$618	$601	$594

Allowance for loan losses as a percentage of total loans	1.29%	1.27%	1.24%	1.22%	1.22%

Net loan charge-offs as a percentage of average total loans	0.21	0.19	0.15	0.07	0.01

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2015				2014
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Balance at beginning of period	$48	$50	$39	$41	$43
Less: Charge-offs on lending-related commitments (a)	—	—	1	—	—
Add: Provision for credit losses on lending-related commitments	(3)	(2)	12	(2)	(2)
Balance at end of period	$45	$48	$50	$39	$41

Unfunded lending-related commitments sold	$—	$—	$12	$1	$—

(a)	Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2015				2014
(in millions)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$238	$214	$186	$113	$109
Real estate construction	1	1	1	1	2
Commercial mortgage	60	66	77	82	95
Lease financing	6	8	11	—	—
International	8	8	9	1	—
Total nonaccrual business loans	313	297	284	197	206
Retail loans:
Residential mortgage	27	31	35	37	36
Consumer:
Home equity	27	28	29	31	30
Other consumer	—	1	1	1	1
Total consumer	27	29	30	32	31
Total nonaccrual retail loans	54	60	65	69	67
Total nonaccrual loans	367	357	349	266	273
Reduced-rate loans	12	12	12	13	17
Total nonperforming loans (a)	379	369	361	279	290
Foreclosed property	12	12	9	9	10
Total nonperforming assets (a)	$391	$381	$370	$288	$300

Nonperforming loans as a percentage of total loans	0.77%	0.75%	0.72%	0.57%	0.60%
Nonperforming assets as a percentage of total loans and foreclosed property	0.80	0.78	0.74	0.59	0.62
Allowance for loan losses as a percentage of total nonperforming loans	167	169	171	216	205
Loans past due 90 days or more and still accruing	$17	$5	$18	$12	$5

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$357	$349	$266	$273	$329
Loans transferred to nonaccrual (b)	105	69	145	39	41
Nonaccrual business loan gross charge-offs (c)	(49)	(31)	(31)	(21)	(16)
Loans transferred to accrual status (b)	—	—	—	(4)	(18)
Nonaccrual business loans sold (d)	—	—	(1)	(2)	(24)
Payments/Other (e)	(46)	(30)	(30)	(19)	(39)
Nonaccrual loans at end of period	$367	$357	$349	$266	$273
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$49	$31	$31	$21	$16
Consumer and residential mortgage loans	2	3	4	2	4
Total gross loan charge-offs	$51	$34	$35	$23	$20
(d) Analysis of loans sold:
Nonaccrual business loans	$—	$—	$1	$2	$24
Performing criticized loans	3	—	—	7	5
Total criticized loans sold	$3	$—	$1	$9	$29
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Years Ended
	December 31, 2015			December 31, 2014
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,501	$966	3.07%	$29,715	$927	3.12%
Real estate construction loans	1,884	66	3.48	1,909	65	3.41
Commercial mortgage loans	8,697	296	3.41	8,706	327	3.75
Lease financing	783	25	3.17	834	19	2.33
International loans	1,441	51	3.58	1,376	50	3.65
Residential mortgage loans	1,878	71	3.77	1,778	68	3.82
Consumer loans	2,444	80	3.26	2,270	73	3.20
Total loans (a)	48,628	1,555	3.20	46,588	1,529	3.28

Mortgage-backed securities (b)	9,113	202	2.24	8,970	209	2.33
Other investment securities	1,124	14	1.25	380	2	0.45
Total investment securities (b)	10,237	216	2.13	9,350	211	2.26

Interest-bearing deposits with banks	6,158	16	0.26	5,513	14	0.26
Other short-term investments	106	1	0.81	109	—	0.57
Total earning assets	65,129	1,788	2.75	61,560	1,754	2.85

Cash and due from banks	1,059			934
Allowance for loan losses	(621)			(601)
Accrued income and other assets	4,680			4,443
Total assets	$70,247			$66,336

Money market and interest-bearing checking deposits	$24,073	26	0.11	$22,891	24	0.11
Savings deposits	1,841	—	0.02	1,744	1	0.03
Customer certificates of deposit	4,209	16	0.37	4,869	18	0.36
Foreign office time deposits	116	1	1.02	261	2	0.82
Total interest-bearing deposits	30,239	43	0.14	29,765	45	0.15

Short-term borrowings	93	—	0.05	200	—	0.04
Medium- and long-term debt	2,905	52	1.80	2,963	50	1.68
Total interest-bearing sources	33,237	95	0.29	32,928	95	0.29

Noninterest-bearing deposits	28,087			25,019
Accrued expenses and other liabilities	1,389			1,016
Total shareholders' equity	7,534			7,373
Total liabilities and shareholders' equity	$70,247			$66,336

Net interest income/rate spread (FTE)		$1,693	2.46		$1,659	2.56

FTE adjustment		$4			$4

Impact of net noninterest-bearing sources of funds			0.14			0.14
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.60%			2.70%
(a) Accretion of the purchase discount on the acquired loan portfolio of $7 million and $34 million in the years ended December 31, 2015 and 2014, respectively, increased the net interest margin by 1 basis point and 6 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,219	$245	3.11%	$31,900	$244	3.04%	$30,391	$238	3.11%
Real estate construction loans	1,961	18	3.58	1,833	16	3.47	1,920	16	3.40
Commercial mortgage loans	8,842	76	3.43	8,691	74	3.39	8,609	81	3.70
Lease financing	750	6	3.29	788	6	3.16	818	(1)	(0.43)
International loans	1,402	12	3.40	1,401	13	3.51	1,455	13	3.68
Residential mortgage loans	1,896	18	3.75	1,882	18	3.79	1,821	18	3.86
Consumer loans	2,478	21	3.38	2,477	20	3.21	2,347	19	3.20
Total loans (a)	48,548	396	3.24	48,972	391	3.17	47,361	384	3.22

Mortgage-backed securities (b)	9,226	51	2.25	9,099	50	2.21	8,954	50	2.27
Other investment securities	1,638	5	1.37	1,133	4	1.26	411	1	0.49
Total investment securities (b)	10,864	56	2.11	10,232	54	2.11	9,365	51	2.19

Interest-bearing deposits with banks	7,300	5	0.28	6,869	4	0.25	7,622	4	0.26
Other short-term investments	106	1	0.91	118	—	0.82	105	—	0.48
Total earning assets	66,818	458	2.73	66,191	449	2.70	64,453	439	2.71

Cash and due from banks	1,071			1,095			937
Allowance for loan losses	(641)			(628)			(597)
Accrued income and other assets	4,659			4,675			4,514
Total assets	$71,907			$71,333			$69,307

Money market and interest-bearing checking deposits	$24,368	6	0.11	$24,298	7	0.11	$23,841	7	0.11
Savings deposits	1,883	—	0.02	1,860	—	0.02	1,771	—	0.03
Customer certificates of deposit	3,763	4	0.39	4,232	4	0.37	4,510	4	0.37
Foreign office time deposits	95	—	0.59	127	—	0.70	134	1	1.74
Total interest-bearing deposits	30,109	10	0.14	30,517	11	0.14	30,256	12	0.15

Short-term borrowings	92	—	0.06	91	—	0.04	172	—	0.04
Medium- and long-term debt	3,089	14	1.79	3,175	15	1.85	2,674	11	1.72
Total interest-bearing sources	33,290	24	0.29	33,783	26	0.30	33,102	23	0.27

Noninterest-bearing deposits	29,627			28,623			27,504
Accrued expenses and other liabilities	1,377			1,368			1,183
Total shareholders' equity	7,613			7,559			7,518
Total liabilities and shareholders' equity	$71,907			$71,333			$69,307

Net interest income/rate spread (FTE)		$434	2.44		$423	2.40		$416	2.44

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.14			0.14			0.13
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.58%			2.54%			2.57%
(a) Accretion of the purchase discount on the acquired loan portfolio of $1 million, $2 million and $9 million in the fourth quarter 2015, the third quarter 2015 and the fourth quarter 2014, respectively, increased the net interest margin by 1 basis point, 1 basis point and 5 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(in millions, except per share data)	2015	2015	2015	2015	2014

Commercial loans:
Floor plan	$3,939	$3,538	$3,840	$3,544	$3,790
Other	27,745	28,239	28,883	28,547	27,730
Total commercial loans	31,684	31,777	32,723	32,091	31,520
Real estate construction loans	2,001	1,874	1,795	1,917	1,955
Commercial mortgage loans	8,977	8,787	8,674	8,558	8,604
Lease financing	724	751	786	792	805
International loans	1,368	1,382	1,420	1,433	1,496
Residential mortgage loans	1,870	1,880	1,865	1,859	1,831
Consumer loans:
Home equity	1,720	1,714	1,682	1,678	1,658
Other consumer	765	777	796	744	724
Total consumer loans	2,485	2,491	2,478	2,422	2,382
Total loans	$49,109	$48,942	$49,741	$49,072	$48,593

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	10	10	11	12	13
Other intangibles	4	4	4	3	2

Common equity tier 1 capital (a) (b)	7,364	7,327	7,280	7,230	n/a
Tier 1 common capital (c)	n/a	n/a	n/a	n/a	7,169
Risk-weighted assets (a) (b)	69,919	69,718	69,967	69,514	68,273

Common equity tier 1 risk-based capital ratio (a) (b)	10.53%	10.51%	10.40%	10.40%	n/a
Tier 1 common risk-based capital ratio (c)	n/a	n/a	n/a	n/a	10.50%
Tier 1 risk-based capital ratio (a) (b)	10.53	10.51	10.40	10.40	10.50
Total risk-based capital ratio (a) (b)	12.68	12.82	12.38	12.35	12.51
Leverage ratio (a) (b)	10.24	10.28	10.56	10.53	10.35
Tangible common equity ratio (c)	9.72	9.91	9.92	9.97	9.85

Common shareholders' equity per share of common stock	$43.11	$43.02	$42.18	$42.12	$41.35
Tangible common equity per share of common stock (c)	39.41	39.36	38.53	38.47	37.72
Market value per share for the quarter:
High	47.44	52.93	53.45	47.94	50.14
Low	39.52	40.01	44.38	40.09	42.73
Close	41.83	41.10	51.32	45.13	46.84

Quarterly ratios:
Return on average common shareholders' equity	6.81%	7.19%	7.21%	7.20%	7.96%
Return on average assets	0.72	0.76	0.79	0.78	0.86
Efficiency ratio (d)	69.53	67.08	63.68	68.50	65.26

Number of banking centers	477	477	477	482	481

Number of employees - full time equivalent	8,880	8,941	8,901	8,831	8,876

(a)	Basel III rules became effective January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	December 31, 2015 amounts and ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.

(d)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).
n/a - not applicable.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	December 31,	September 30,	December 31,
(in millions, except share data)	2015	2015	2014

ASSETS
Cash and due from subsidiary bank	$4	$5	$—
Short-term investments with subsidiary bank	569	563	1,133
Other short-term investments	89	89	94
Investment in subsidiaries, principally banks	7,538	7,596	7,411
Premises and equipment	3	2	2
Other assets	137	138	138
Total assets	$8,340	$8,393	$8,778

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$608	$618	$1,208
Other liabilities	158	153	168
Total liabilities	766	771	1,376

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,173	2,165	2,188
Accumulated other comprehensive loss	(429)	(345)	(412)
Retained earnings	7,098	7,007	6,744
Less cost of common stock in treasury - 52,457,113 shares at 12/31/15; 51,010,418 shares at 9/30/15 and 49,146,225 shares at 12/31/14	(2,409)	(2,346)	(2,259)
Total shareholders' equity	7,574	7,622	7,402
Total liabilities and shareholders' equity	$8,340	$8,393	$8,778

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	593	—	593
Other comprehensive loss, net of tax	—	—	—	(21)	—	—	(21)
Cash dividends declared on common stock ($0.79 per share)	—	—	—	—	(143)	—	(143)
Purchase of common stock	(5.4)	—	—	—	—	(260)	(260)
Net issuance of common stock under employee stock plans	2.1	—	(27)	—	(24)	96	45
Share-based compensation	—	—	38	—	—	—	38
Other	—	—	(2)	—	—	2	—
BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402
Net income	—	—	—	—	535	—	535
Other comprehensive loss, net of tax	—	—	—	(17)	—	—	(17)
Cash dividends declared on common stock ($0.83 per share)	—	—	—	—	(148)	—	(148)
Purchase of common stock	(5.3)	—	—	—	—	(240)	(240)
Purchase and retirement of warrants	—	—	(10)	—	—	—	(10)
Net issuance of common stock under employee stock plans	1.0	—	(22)	—	(11)	47	14
Net issuance of common stock for warrants	1.0	—	(21)	—	(22)	43	—
Share-based compensation	—	—	38	—	—	—	38
BALANCE AT DECEMBER 31, 2015	175.7	$1,141	$2,173	$(429)	$7,098	$(2,409)	$7,574

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended December 31, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$387	$160	$47	$(162)	$2	$434
Provision for credit losses	41	(2)	(7)	—	3	35
Noninterest income	147	49	57	15	2	270
Noninterest expenses	210	192	81	2	4	489
Provision (benefit) for income taxes (FTE)	84	5	9	(47)	(1)	50
Net income (loss)	$199	$14	$21	$(102)	$(2)	$130
Net loan charge-offs (recoveries)	$35	$—	$(9)	$—	$—	$26

Selected average balances:
Assets	$38,765	$6,549	$5,199	$12,678	$8,716	$71,907
Loans	37,682	5,868	4,998	—	—	48,548
Deposits	31,738	23,262	4,355	120	261	59,736

Statistical data:
Return on average assets (a)	2.05%	0.23%	1.65%	N/M	N/M	0.72%
Efficiency ratio (b)	39.32	92.03	77.56	N/M	N/M	69.53

	Business	Retail	Wealth
Three Months Ended September 30, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$380	$158	$45	$(162)	$2	$423
Provision for credit losses	30	2	(3)	—	(3)	26
Noninterest income	145	49	59	15	(4)	264
Noninterest expenses	202	185	74	2	(2)	461
Provision (benefit) for income taxes (FTE)	99	7	12	(56)	2	64
Net income (loss)	$194	$13	$21	$(93)	$1	$136
Net loan charge-offs (recoveries)	$23	$1	$(1)	$—	$—	$23

Selected average balances:
Assets	$39,210	$6,518	$5,228	$12,177	$8,200	$71,333
Loans	38,113	5,835	5,024	—	—	48,972
Deposits	31,397	23,079	4,188	212	264	59,140

Statistical data:
Return on average assets (a)	1.98%	0.23%	1.62%	N/M	N/M	0.76%
Efficiency ratio (b)	38.41	89.33	71.11	N/M	N/M	67.08

	Business	Retail	Wealth
Three Months Ended December 31, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$387	$152	$47	$(177)	7	$416
Provision for credit losses	8	(2)	(9)	—	5	2
Noninterest income	104	45	60	16	—	225
Noninterest expenses	148	182	80	3	6	419
Provision (benefit) for income taxes (FTE)	119	6	14	(64)	(4)	71
Net income (loss)	$216	$11	$22	$(100)	$—	$149
Net loan charge-offs (recoveries)	$(1)	$4	$(2)	$—	$—	$1

Selected average balances:
Assets	$37,896	$6,298	$5,034	$12,218	$7,861	$69,307
Loans	36,890	5,626	4,845	—	—	47,361
Deposits	30,897	22,301	4,094	195	273	57,760

Statistical data:
Return on average assets (a)	2.28%	0.19%	1.79%	N/M	N/M	0.86%
Efficiency ratio (b)	30.09	92.33	74.48	N/M	N/M	65.26
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended December 31, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$183	$193	$131	$87	$(160)	$434
Provision for credit losses	(12)	(7)	57	(6)	3	35
Noninterest income	82	41	32	98	17	270
Noninterest expenses	162	108	104	109	6	489
Provision (benefit) for income taxes (FTE)	32	43	6	17	(48)	50
Net income (loss)	$83	$90	$(4)	$65	$(104)	$130
Net loan charge-offs	$(2)	$1	$33	$(6)	$—	$26

Selected average balances:
Assets	$13,601	$17,297	$11,474	$8,141	$21,394	$71,907
Loans	12,986	17,033	10,893	7,636	—	48,548
Deposits	22,123	18,545	10,807	7,880	381	59,736

Statistical data:
Return on average assets (a)	1.43%	1.82%	(0.11)%	3.07%	N/M	0.72%
Efficiency ratio (b)	61.26	46.43	63.28	58.79	N/M	69.53

				Other	Finance
Three Months Ended September 30, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$180	$187	$129	$87	$(160)	$423
Provision for credit losses	6	24	10	(11)	(3)	26
Noninterest income	85	38	34	96	11	264
Noninterest expenses	152	102	97	110	—	461
Provision (benefit) for income taxes (FTE)	36	37	20	25	(54)	64
Net income (loss)	$71	$62	$36	$59	$(92)	$136
Net loan charge-offs (recoveries)	$9	$10	$4	$—	$—	$23

Selected average balances:
Assets	$13,856	$17,060	$11,578	$8,462	$20,377	$71,333
Loans	13,223	16,789	10,997	7,963	—	48,972
Deposits	21,946	18,372	10,753	7,593	476	59,140

Statistical data:
Return on average assets (a)	1.23%	1.27%	1.16%	2.82%	N/M	0.76%
Efficiency ratio (b)	57.49	45.28	59.54	59.86	N/M	67.08

				Other	Finance
Three Months Ended December 31, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$173	$192	$139	$82	$(170)	$416
Provision for credit losses	(19)	(10)	18	8	5	2
Noninterest income	89	37	38	45	16	225
Noninterest expenses	157	100	95	58	9	419
Provision (benefit) for income taxes (FTE)	45	55	24	15	(68)	71
Net income (loss)	$79	$84	$40	$46	$(100)	$149
Net loan charge-offs (recoveries)	$(5)	$1	$2	$3	$—	$1

Selected average balances:
Assets	$13,605	$16,035	$12,003	$7,585	$20,079	$69,307
Loans	13,142	15,777	11,327	7,115	—	47,361
Deposits	21,530	18,028	10,825	6,909	468	57,760

Statistical data:
Return on average assets (a)	1.41%	1.77%	1.32%	2.42%	N/M	0.86%
Efficiency ratio (b)	59.92	43.61	53.62	45.47	N/M	65.26
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollar amounts in millions)	2015	2015	2015	2015	2014

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a)	n/a	n/a	n/a	n/a	$7,169

Risk-weighted assets (a)	n/a	n/a	n/a	n/a	68,269

Tier 1 and Tier 1 common risk-based capital ratio	n/a	n/a	n/a	n/a	10.50%

Tangible Common Equity Ratio:
Common shareholders' equity	$7,574	$7,622	$7,523	$7,500	$7,402
Less:
Goodwill	635	635	635	635	635
Other intangible assets	14	14	15	15	15
Tangible common equity	$6,925	$6,973	$6,873	$6,850	$6,752

Total assets	$71,895	$71,012	$69,945	$69,333	$69,186
Less:
Goodwill	635	635	635	635	635
Other intangible assets	14	14	15	15	15
Tangible assets	$71,246	$70,363	$69,295	$68,683	$68,536

Common equity ratio	10.54%	10.73%	10.76%	10.82%	10.70%
Tangible common equity ratio	9.72	9.91	9.92	9.97	9.85

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,574	$7,622	$7,523	$7,500	$7,402
Tangible common equity	6,925	6,973	6,873	6,850	6,752

Shares of common stock outstanding (in millions)	176	177	178	178	179

Common shareholders' equity per share of common stock	$43.11	$43.02	$42.18	$42.12	$41.35
Tangible common equity per share of common stock	39.41	39.36	38.53	38.47	37.72
(a) Tier 1 capital and risk-weighted assets as defined by Basel I risk-based capital rules.
n/a - not applicable.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with Basel I risk-based capital rules in effect through December 31, 2014. Effective January 1, 2015, regulatory capital components and risk-weighted assets are defined by and calculated in conformity with Basel III risk-based capital rules. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.